SERVICE AGREEMENT

dated as of 1 October 2022

_ _ _ _ _

WISeKey International Holding AG, a Swiss company with its principal place of business at General Guisan Strasse 6, 6300 Zug, Switzerland	(hereinafter the Service Provider)

and

WISeKey Semiconductors SAS, a French company with its principal place of business at Arteparc Bachasson, Bât A, Rue de la carrière de Bachasson, 13590 Meyreuil, France	(hereinafter the Recipient)

(collectively, the Parties

and individually, a Party)

This Service Agreement (the Agreement) enters into force as of the date it is signed by the Parties and supersedes and replaces any other previous agreements between the Parties relating to the matters discussed herein.

RECITALS

A.	Whereas, (i) the Service Provider is a wholly-owned subsidiary of WISeKey International Holding AG and (ii) the Recipient is a direct or indirect subsidiary of WISeKey International Holding AG;

B.	Whereas, the Service Provider has available value-added professional resources, including skilled personal staff, external consultants and advisors with knowledge and experience in cybersecurity, accounting, finance, legal, taxation, business and strategy consulting, public relations, marketing, risk management, information technology, and general management, as well as capital raising activities;

C.	Whereas, the Service Provider has made substantial investments in such professional resources and continually makes additional investments and pays the costs of maintaining, adding, developing and improving such resources;

D.	Whereas, the Service Provider utilizes such resources to provide services to the Recipient to assist them in the operation of their respective businesses;

E.	Whereas the Recipient acknowledges that by procuring services from the Service Provider along with other affiliates of WISeKey International Holding AG, it benefits from cost-effective solutions and synergies provided by a listed Group with global presence;

F.	Whereas, the Service Provider and the Recipient wish to enter into this Agreement for the purpose of establishing an arrangement whereby the Service Provider provides, either directly or indirectly, certain services for the benefit of the Recipient, and the Recipient pay service fees to the Service Provider for such services; and

G.	Whereas, it is the intention of the Service Provider and the Recipient that this Agreement be treated as an arm's length transaction between them in compliance with applicable laws and practice.

NOW, THEREFORE, the Parties agree as follows:

SCOPE OF ENGAGEMENT

1.1	During the term of this Agreement, the Service Provider shall provide to the Recipient the services referred to in Schedule 1 (the Services), as may be requested by the Recipient from time to time. The Parties acknowledge that the scope of the Services may change over time having regard to the development of the Recipient. Any such changes to the scope of the Services shall be determined in good faith and agreed between the Parties.

1.2	Subject to the terms of this Agreement, the Service Provider shall make commercially reasonable efforts to render the Services to the Recipient in compliance with professional standards applicable to similar activities. Further, the Service Provider shall ensure that the Services will be provided by persons bound by secrecy obligations where deemed appropriate and with the requisite level of skill and experience.

1.3	The Recipient undertakes to give the Service Provider all instructions necessary for the provision of the Services.

1.4	The Service Provider shall provide the Services using its own employees or external consultants and advisors, provided however that the Service Provider may outsource the performance of the Services in which case the relevant charges would be invoiced directly to the extent possible to the relevant Recipient in accordance with the terms of this Agreement. In the performance of the Services by the Service Provider pursuant to this Agreement, the employees and external consultants and advisors, of the Service Provider shall remain under the exclusive control and authority of the Service Provider, which shall supervise and coordinate the performance of the Services by such employees and external consultants and advisors, as it may, in its sole discretion, deem necessary or desirable, and that nothing in this Agreement shall be construed so as to subordinate the employees and external consultants and advisors of the Service Provider to the control or authority of the Recipient.

1.5	It is expressly provided that the Service Provider is not entitled to enter into any agreement binding on the Recipient without the express power. Such power can only be granted further to (i) consultation with the Recipient concerned, or (ii) a decision by the respective Recipient to proceed. Powers must be limited in time and to any one specific act. In particular, the Service Provider (a) has no authority to sign any agreements on behalf of the Recipient; (b) has no authority to sell any of the assets of the Recipient; and (c) does not become any owner of any intellectual property rights of the Recipient.

ARTICLE 2. COMPENSATION

2.1	As valid and full consideration for the Services and the expenses borne by the Service Provider, the Recipient shall pay the Service Provider an annual service fee (the Service Fee) equal to the Service Provider's expenses plus a mark-up of 10%, which is intended to approximate the arm's length consideration for the Services.

2.2	The Service Fee is exclusive of any Value Added Tax, stamp duties or other tax and charges (the Taxes) . Such Taxes shall be added to the Service Fee.

2.3	During each such calendar year, the Service Provider will issue the Recipient on account invoices. At the end of each calendar year, the total costs and expenses actually incurred by the Service Provider will be reviewed and the appropriate adjustments will be made. Any overpayment by the Recipient will be credited against the next invoice and any underpayment will be added to the next invoice.

2.4	All payments of the Service Provider's invoices for the Services shall be paid by bank transfer, within sixty (60) calendar days from the date of the applicable invoice. In the event of late payment, the Recipient shall owe late payment interest. The applicable interest rates shall be determined in accordance with the rates published by the Swiss Federal Tax Authority, as amended from time to time, and payable as from the date on which such payment becomes late, provided that the corresponding invoice has been received by the Recipient.

ARTICLE 3. TERM AND TERMINATION

3.1	This Agreement will come into force upon its due execution by the Parties and shall be effective retroactively as of January 1, 2022 (the Effective Date).

3.2	This Agreement shall continue to remain in full force and effect for a period of five (5) years thereafter or until terminated in accordance with the provisions hereof. At the expiration of said five (5) year term, this Agreement shall automatically renew at conditions at least equivalent to the conditions set forth herein for successive five (5) year terms unless terminated in accordance with the provisions hereof.

3.3	Each Party may terminate this Agreement, with or without cause, at any time, upon ninety (90) days prior written notice to the other Party.

3.4	On termination of this Agreement, the Service Provider is entitled to receive all fees and other compensation accrued and due up to the date of such termination in accordance with this Agreement.

3.5	The rights and obligations contained in Article 4, as well as any other obligation of this Agreement which, by nature, is deemed to survive termination of this Agreement, will survive any termination or expiration of this Agreement.

ARTICLE 4. CONFIDENTIALITY

4.1	Each Party shall consider and treat any information, data or documents of whatever form or nature communicated in written, oral or in any other manner by the other Party, or to which such Party has access during the term of this Agreement, as strictly confidential (the Confidential Information).

Each Party shall use Confidential Information only for the purposes of this Agreement and shall not disclose any Confidential Information to any third-party, unless authorized by the other Party to do so.

4.2	The Parties ensure that their directors, officers, employees, agents or affiliates and assigns also comply with the obligations set out in this Section 5.

ARTICLE 5. GENERAL PROVISIONS

5.1	In the event that any provision of this Agreement should be or become invalid or unenforceable, or should this Agreement prove to be incomplete, the validity of the remaining provision hereof will not be affected thereby. In such a case, the invalid or unenforceable provision or the incompleteness will be replaced or filled by a valid and enforceable provision which in its economic effect comes closest to the invalid or unenforceable provision or serves the purpose of his agreement to the greatest extent possible.

5.2	This Agreement including its appendices constitutes the entire agreement between the Service Provider and the Recipient on the subject matter contained herein and supersedes all prior or contemporaneous agreements, written or oral, between the Parties. This Agreement may not be modified except by written document signed by an authorized representative of each Party.

5.3	This Agreement, including this Section 5.4, may only be modified or amended by a document in writing signed by both Parties. Any provision contained in this Agreement may only be waived by a document signed by the Party waiving such provision.

5.4	This Agreement shall be governed by the substantive laws of Switzerland with the exclusion of its conflict of law principles. The competent Swiss courts at the registered office of the Service Provider shall have exclusive jurisdiction over any dispute that arises in connection with the validity, interpretation or performance of this Agreement and all matters subsequent or consequential hereto, even in the event of urgent proceedings.

[signatures on the next page]

WISeKey International Holding AG

/s/ Carlos Moreira

By: Carlos Moreira

Title: CEO

/s/ Peter Ward

By: Peter Ward

Title: CFO

WISeKey Semiconductors SAS

/s/ Peter Ward

By: Peter Ward

Title: CFO

/s/ Bernard Vian

By: Bernard Vian

Title: Managing Director

Schedule 1 to the Service Agreement

The Service Provider may provide the following services to the Recipient:

General management

Finance and Corporate Finance

Legal

General Administration

The cost of the above services will also include a portion of indirect costs incurred by the Service Provider such as General and Administrative costs.